Exhibit 1.1

APPLIED OPTOELECTRONICS, INC.

AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT

August 6, 2024

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated March 13, 2024 (the “Sales Agreement”), by and between Applied Optoelectronics, Inc. a Delaware Corporation (the “Company”), and Raymond James & Associates, Inc. (“Raymond James”). Capitalized terms used herein but not otherwise defined are used herein as defined in the Sales Agreement.

The Company and Raymond James (collectively, the “Parties”) wish to amend the Sales Agreement, pursuant to Section 17 of the Sales Agreement, on the terms and conditions set forth in this letter (this “Amendment”). Therefore, for and in consideration of the mutual covenants and agreements herein contained, and contained in the Sales Agreement, the Company, on the one hand, and Raymond James, on the other hand, the Parties therefore hereby agree as follows:

1.            Increase in the Aggregate Gross Proceeds of Shares. The reference to ‘$25,000,000” in Section 1 of the Sales Agreement regarding the aggregate gross proceeds of shares of the Company’s common stock is hereby amended and replaced with “$60,000,000.”

2.            Settlement. The reference to “second (2nd) Trading Day” in Section 5 of the Sales Agreement regarding the timing of settlement for the sales of Placement Shares is hereby amended and replaced with “first (1st) Trading Day.”

3.            Definition of Prospectus Supplement. The Parties agree that the definition of Prospectus Supplement under Section 1 of the Sales Agreement shall include the amendment to the prospectus supplement dated August 6, 2024.

4.            Governing Law. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING APPLICABLE LAW AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 18 AND 19 OF THE SALES AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

5.            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or electronic transmission.

6.            Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Sales Agreement shall remain in full force and effect. As amended hereby, the Sales Agreement is ratified and confirmed in all respects. On and after the date of this Amendment, each reference in the Sales Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Sales Agreement as amended by this Amendment.

(Signature page follows.)

If the foregoing correctly sets forth the understanding between the Company and Raymond James, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and Raymond James.

Very truly yours,

APPLIED OPTOELECTRONICS, INC.

By:	/s/ Chih-Hsiang (Thompson) Lin
Name: Chih-Hsiang (Thompson) Lin
Title: President, CEO & Chairman

The foregoing Amendment No. 1 to the Sales

Agreement is hereby confirmed and accepted as

of the date first written above.

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Robert Flanagan
Name: Robert Flanagan
Title: Managing Director